                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           Schedule 14A Information

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         GLOBAL IMAGING SYSTEMS, INC.
               (Name of Registrant as Specified in Its Charter)

    ___________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  [X]No fee required.

  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

      ----------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:

      ----------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      ----------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

      ----------------------------------------------------

    (5)  Total fee paid:

      ----------------------------------------------------

  [_]Fee paid previously with preliminary materials.

  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:

      ----------------------------------------------------

    (2)  Form, schedule or registration statement no.:

      ----------------------------------------------------

    (3)  Filing party:

      ----------------------------------------------------

    (4)  Date filed:

      ----------------------------------------------------

                         GLOBAL IMAGING SYSTEMS, INC.

                     3820 NORTHDALE BOULEVARD, SUITE 200A
                             TAMPA, FLORIDA 33624

                                                                   July 9, 1999

Dear Fellow Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Global Imaging Systems, Inc. to be held on Monday, August 16, 1999, at 10:00 a.m., eastern time, at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607.

  The matter to be acted on at the meeting--the election of directors--is described in the accompanying Notice and Proxy Statement. A proxy card on which to indicate your vote and an envelope, postage paid, in which to return your proxy are enclosed. A copy of our Annual Report to Stockholders also is enclosed.

  We realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, we need your vote. We urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

  Remember, this is your opportunity to voice your opinion on matters affecting Global. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

                                          Sincerely,


                                          /s/ Thomas S. Johnson
                                          Thomas S. Johnson
                                          President and Chief Executive
                                           Officer

Enclosures

                         GLOBAL IMAGING SYSTEMS, INC.

                     3820 NORTHDALE BOULEVARD, SUITE 200A
                             TAMPA, FLORIDA 33624

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To be held on August 16, 1999

  You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Global Imaging Systems, Inc. to be held on Monday, August 16, 1999, at 10:00 a.m., eastern time, at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607, to consider the following proposals:

  1. To elect two directors to serve for a three-year term; and

  2. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only stockholders of record at the close of business on June 17, 1999, will be entitled to vote at the meeting or any adjournments thereof.

  IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors
                                          /s/ Raymond Schilling
                                          Raymond Schilling
                                          Senior Vice President, Chief
                                           Financial Officer,
                                          Secretary and Treasurer

                         GLOBAL IMAGING SYSTEMS, INC.

                     3820 NORTHDALE BOULEVARD, SUITE 200A
                             TAMPA, FLORIDA 33624

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                         To be held on August 16, 1999

  This Proxy Statement is furnished to stockholders of Global Imaging Systems, Inc. ("Global"), a Delaware corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Global to be held on Monday, August 16, 1999, at 10:00 a.m., eastern time, at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of Global's board of directors (the "Board of Directors").

  Holders of record of shares of Global's common stock (the "Common Stock") as of the close of business on the record date, June 17, 1999, are entitled to receive notice of, and to vote at, the meeting. The Common Stock constitutes the only class of securities entitled to vote at the meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on June 17, 1999, there were 18,725,841 shares of Common Stock issued and outstanding.

  Shares represented by proxies in the form enclosed (the "Proxy"), if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director. We know of no business other than the election of directors to be transacted at the meeting. If other matters requiring a vote do arise, the persons named in the Proxy intend to vote in accordance with their judgment on such matters.

  To be voted, proxies must be filed with Global's Secretary prior to the time of voting. Proxies may be revoked at any time before they are exercised by filing with Global's Secretary a notice of revocation or a later dated proxy or by voting in person at the meeting.

  Global's 1999 Annual Report to Stockholders for the fiscal year ended March 31, 1999, is enclosed with this Proxy Statement. This Proxy Statement, the proxy card and the 1999 Annual Report to Stockholders were mailed to stockholders on or about July 9, 1999. Global's executive offices are located at 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624.

                             ELECTION OF DIRECTORS

                                 (Proposal 1)

Board of Directors

  Global's Board of Directors is comprised of six members divided into three classes, with one-third of the directors elected by the stockholders annually. The directors whose terms will expire at the meeting are Edward N. Patrone and
L. Neal Berney. In keeping with Global's policy of nominating a president of one of Global's core subsidiaries to the Board of Directors for rotating terms, Mark M. Lloyd has been nominated to fill the board seat currently occupied by Mr. Berney. Messrs. Lloyd and Patrone have been nominated for election at the meeting as directors to hold office until the 2002 Annual meeting of Stockholders and until their successors are elected and qualified.

  Two nominees for director will be elected upon a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the meeting. Global's Board of Directors recommends a vote FOR Edward N. Patrone and Mark M. Lloyd as directors to hold office until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified. Should either or both of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

Nominees for Election to Term Expiring 2002

  Mark M. Lloyd, 55, has served as President of Southern Business Communications, Inc., since its founding in 1981. In October 1996, Southern Business Communications, Inc. was acquired by Global. Mr. Lloyd has also served as a director of two subsidiaries of Southern Business Communications, Inc.--Centre Business Products, Inc. and Proview, Inc., since they were acquired by Global in August 1998, and September 1998, respectively. Mr. Lloyd has been active in the office products industry for over 35 years. Mr. Lloyd joined 3M in 1964 in sales, and served there in a variety of managerial capacities until his departure in 1981, at which time he was National Sales Manager of the Visual Systems Division in St. Paul, Minnesota.

  Edward N. Patrone, 64, has served as a director since August 1998. Currently retired, Mr. Patrone served as senior consultant to IKON from 1991 to 1997, and in various executive positions with IKON prior to that time, including as President and Chief Executive Officer of Paper Corporation of America, a subsidiary of IKON, from 1988 to 1991, and as Executive Vice President from 1983 to 1988. Mr. Patrone has been active in the office products industry for over 17 years. Mr. Patrone is also a director of Primesource Corporation and CompuCom Systems, Inc.

Incumbent Directors--Term Expiring 2000

  Bruce D. Gorchow, 41, has served as a director since October 1996. Since 1991, Mr. Gorchow has served as Executive Vice President and head of the Private Finance Group of PPM America, Inc. Prior to joining PPM America, Inc., Mr. Gorchow was a Vice President at Equitable Capital Management, Inc. Mr. Gorchow received his B.A. in Economics from Haverford College in 1980 and received his MBA in Finance from the Wharton School of the University of Pennsylvania in 1982. Mr. Gorchow is also a director of Leiner Health Products, Inc., Tomah Products, Inc., Burke Industries, Inc., Elgar Electronics, Inc., Applied Process Solutions Inc., Corvest, Inc. and EMSI Holdings, Inc.

  William C. Kessinger, 33, has served as a director of Global since December 1995. Mr. Kessinger is a Principal in GTCR Golder Rauner, LLC, a private equity investment company in Chicago, Illinois formed in January 1998, as a successor entity to Golder, Thoma, Cressey, Rauner, Inc. Mr. Kessinger joined Golder, Thoma, Cressey, Rauner, Inc. in May 1995, and became a Principal in September 1997. From July 1994 to May 1995, Mr. Kessinger was a Principal with The Parthenon Group. From August 1992 to June 1994, Mr. Kessinger attended Harvard Business School, where he received his MBA. Prior to that time, Mr. Kessinger served as an Associate with Prudential Asset Management Asia from August 1988 to June 1992. Mr. Kessinger is also a director of AnswerThink Consulting Group, Inc. and National Equipment Services, Inc.

Incumbent Directors--Term Expiring 2001

  Thomas S. Johnson, 53, has served as a director and as President and Chief Executive Officer since Global's founding in June 1994. From 1991 to 1994, Mr. Johnson was an office imaging industry consultant. From 1989 to 1990, Mr. Johnson served as Chief Operating Officer for Danka. From 1975 to 1989, Mr. Johnson worked at IKON (formerly known as Alco Standard Corporation) in various staff and operating roles. When he left there in 1989, he was Vice President--Operations of the Office Products group and was responsible for acquisitions and turning around under-performing operations. Mr. Johnson has been involved in the acquisition of over 60 office equipment dealers since 1985, and has over 23 years of experience in acquiring and integrating businesses. Mr. Johnson graduated with a B.S. degree from the University of Florida in 1972, and received his MBA from Harvard Business School in 1976. Mr. Johnson's son, Todd S. Johnson, is an executive officer of Global.

  Carl D. Thoma, 50, has served as a director since Global's founding in June 1994. Mr. Thoma is the Managing Partner of Thoma Cressey Equity Partners, a private equity investment company in Chicago, Illinois, Denver, Colorado and San Francisco, California formed in December 1997, as a successor entity to Golder, Thoma, Cressey, Rauner, Inc. Mr. Thoma co-founded and has been a Principal and General Partner with Golder, Thoma, Cressey, Rauner, Inc. in Chicago, Illinois, since 1980, and has been a Managing Partner of Golder, Thoma, Cressey, Rauner, Inc. since 1993. Mr. Thoma is also a director of National Equipment Services, Inc., Paging Network, Inc. and several private companies.

Committees and Meetings of the Board of Directors

  Global's board of directors has established two committees, a compensation committee and an audit committee. Global's board of directors has not established a nominating committee. The compensation committee is responsible for determining executive officers' compensation and for administering Global's 1998 Stock Option and Incentive Plan. The audit committee is responsible for (1) making recommendations about Global's independent public accountants, (2) reviewing audit plans and results with Global's independent public accountants, (3) reviewing the independence of the independent public accountants, (4) considering the range of audit and non-audit fees and (5) reviewing Global's internal accounting controls. Carl Thoma, William Kessinger, Bruce Gorchow and Edward Patrone, all of whom are non-employee directors, are the members of both the compensation committee and the audit committee.

  The compensation committee met one time in the fiscal year ended March 31, 1999, and the audit committee held no meetings during the fiscal year.

  The Board of Directors held 6 meetings during the fiscal year ended March 31, 1999. During the year, each member of the Board of Directors (other than Mr. Kessinger) attended more than 75% of the aggregate of (i) all meetings of the Board of Directors (or, in Mr. Patrone's case, all meetings held after his election to the Board of Directors) and (ii) all meetings of committees of which such director was a member.

Compensation of Directors

  All of Global's directors are entitled to be reimbursed for certain expenses in connection with their attendance at board and committee meetings. Except for Carl Thoma, William Kessinger, and

Bruce Gorchow, directors who are not Global employees also receive a $1,500 fee for each board meeting they attend. In addition, directors are eligible to receive awards under Global's stock option plan. Upon the closing of Global's initial public offering, Thomas Johnson received options to purchase 250 shares of Global's common stock and Neal Berney received an option to purchase 20,250 shares of Global's common stock. Upon joining Global's board of directors, Ed Patrone received an option to purchase 10,000 shares of common stock. All of these options are exercisable at a per share price of $12.00, Global's initial public offering price, have a term of ten years and vest in five equal annual installments. Global anticipates that future directors who are not employees will each receive an option to purchase 10,000 shares of common stock when they are first elected to the board, and that each non-employee director other than Carl Thoma, William Kessinger and Bruce Gorchow will receive an option to purchase 2,000 shares of common stock for each of the following years during which he or she serves as a director. Each of these options is expected to be exercisable for a purchase price equal to the market value of the underlying stock on the date of grant, to have a term of ten years and to vest in five equal annual installments beginning on the first anniversary of the date of grant.

                            EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the compensation paid to or earned by Global's Chief Executive Officer and all other executive officers of Global whose salary and bonus for services rendered in all capacities to Global during the year ended March 31, 1999, exceeded $100,000 (the "named executive officers"):

                          Summary Compensation Table

                                                               Long-Term
                                    Annual Compensation   Compensation Awards
                                    -------------------- ---------------------
                                                         Restricted Securities
                                                           Stock    Underlying  All Other
                             Fiscal                        Awards    Options   Compensation
Name and Principal Position   Year  Salary ($) Bonus ($)   ($)(1)      (#)        ($)(2)
---------------------------  ------ ---------- --------- ---------- ---------- ------------
Thomas S. Johnson.......      1999   $250,000  $125,000   $   --         250      $4,563
 President and Chief          1998    225,000   112,500    34,465        --        4,125
 Executive Officer            1997    210,120   105,060       --         --        1,831

Raymond Schilling.......      1999    135,000    67,500       --      10,250       2,739
 Senior Vice President,       1998    118,962    47,585       --         --        1,168
 Chief Financial              1997    113,550    45,320       --         --          336
 Officer, Secretary and
 Treasurer

Michael Mueller.........      1999    135,000    67,500       --      10,250       5,120
 Senior Vice President,       1998    118,962    47,585       --         --        3,505
 Chief Operating Officer      1997    113,300    45,320       --         --        1,332

Alfred N. Vieira........      1999    115,000    57,500       --       5,250       2,499
 Vice President of            1998    105,000    42,000       --         --          984
 Service

--------
(1) At March 31, 1999, Mr. Johnson held 104,975 shares of restricted stock worth $1,340,304; Mr. Schilling held 43,138 shares of restricted stock worth $571,320; Mr. Mueller held 34,510 shares of restricted stock worth $457,053, and Mr. Vieira held 103,529 shares of restricted stock worth $1,375,171. Valuations are based on the difference between the price paid by the named executive officer for the restricted shares and the closing price per share of $13.3125 on March 31, 1999.
(2) Consists of matching contributions to Global's 401(k) plan.

  Option Grants Table. The following table shows information relating to options to purchase common stock granted to the named executive officers during the year ended March 31, 1999:

                       Option Grants in Last Fiscal Year

                                        Individual Grants
                         -----------------------------------------------
                                                                          Potential Realizable
                         Number of                                          Value at Assumed
                         Securities Percent of Total                     Annual Rates of Share
                         Underlying     Options                          Price Appreciation for
                          Options      Granted to    Exercise                 Option Term
                          Granted     Employees in    Price   Expiration ----------------------
Name                        (*)       Fiscal Year     ($/Sh)     Date        5%         10%
----                     ---------- ---------------- -------- ---------- ---------- -----------
Thomas S. Johnson.......      250         0.04%        $12     6/21/08   $    1,887 $     4,781
Raymond Schilling.......   10,250         1.78%         12     6/21/08       77,354     196,030
Michael Mueller.........   10,250         1.78%         12     6/21/08       77,354     196,030
Alfred N. Vieira........    5,250         0.91%         12     6/21/08       39,620     100,406

  The options described in the table above become exercisable in five equal annual installments beginning on June 22, 1999, and have a term of ten years. These options were approved for grant prior to completion of Global's initial public offering. The value of the common stock underlying these options at the date of grant is based on the initial public offering price of $12 per share.

  Aggregated Option Exercises and Fiscal Year-End Option Values Table. The following table shows information concerning options held by the named executive officers at March 31, 1999:

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                          Shares               Number of Securities               Value of Unexercised In-
                         Acquired             Underlying Unexercised                the-Money Options at
                            on     Value   Options at March 31, 1999 (#)            March 31, 1999 ($)(1)
                         Exercise Realized ----------------------------------     -------------------------
Name                       (#)      ($)     Exercisable       Unexercisable       Exercisable Unexercisable
----                     -------- -------- -------------     ----------------     ----------- -------------
Thomas S. Johnson.......   --       --            --                  250             --         $   328
Raymond Schilling.......   --       --            --               10,250             --          13,453
Michael Mueller.........   --       --            --               10,250             --          13,453
Alfred N. Vieira........   --       --            --                5,250             --           6,891

--------
(1) Based on the closing price of $13.3125 per share of common stock on March 31, 1999, as reported by the Nasdaq National Market.

Executive Employment Agreements

  Mr. Johnson, Mr. Schilling, Mr. Mueller and Mr. Vieira have each entered into an executive employment agreement with Global and Golder, Thoma, Cressey, Rauner Fund IV, L.P. Under these agreements, each executive receives an annual base salary. These annual base salaries are currently set at $300,000 for Mr. Johnson, $180,000 for Mr. Schilling, $180,000 for Mr. Mueller and $130,000 for Mr. Vieira. The executives' annual base salaries are subject to periodic increases at the discretion of the board. Each executive officer is also eligible for an annual bonus of up to 50% of his annual base salary upon attaining certain defined objectives. Each of the executives is entitled to all other benefits approved by the board and made available to Global's senior management. Mr. Johnson is also entitled to receive reimbursement of up to $12,000 annually for certain perquisites. Mr. Johnson's employment under his executive employment agreement renews each year automatically for a one-year period unless otherwise terminated by either party upon 30 days notice. The term of employment under Mr. Schilling, Mr. Mueller, and Mr. Vieira's executive agreements continues at the pleasure of the board or until resignation, removal, death or disability. In the event Global terminates Mr. Johnson's employment without cause, or Mr. Johnson terminates his employment for good reason (including as a result of a change in control of Global), Mr. Johnson is entitled to receive severance pay equal to his current base salary plus all fringe benefits to which he otherwise would be entitled for approximately one year. Each of Mr. Johnson, Mr. Schilling, Mr. Mueller, and Mr. Vieira is entitled to a pro rata share of his annual bonus if Global terminates his employment without cause or if he voluntarily terminates his employment. The executive employment agreements contain confidentiality covenants and a covenant not to compete with Global for a period of one year following termination of employment.

  Global expects to enter into new executive employment agreements with each of Mr. Johnson, Mr. Schilling, Mr. Mueller and Mr. Vieira. These agreements are expected to provide for a three-year term, severance payments to Mr. Johnson, Mr. Schilling and Mr. Mueller equal to approximately two years' salary and to Mr. Vieira equal to approximately one year's salary and a covenant not to compete for a two year period following termination of employment. In addition, Mr. Johnson's executive agreement is expected to provide for annual grants to purchase 100,000 shares of Global's common stock at a price equal to the stock's fair market value on the date of grant. These options are expected to vest in five equal annual installments beginning one year after the date of grant. Global also expects to enter into an executive agreement with Mr. Todd Johnson.

  Under their executive employment agreements, Mr. Johnson, Mr. Schilling, Mr. Mueller and Mr. Vieira each received the right to purchase shares of Global's common stock at a price of $0.07 per share. Accordingly, at the time of entering into their executive employment agreements, Mr. Johnson purchased 647,059 shares of common stock; Mr. Schilling purchased 215,685 shares; Mr. Mueller purchased 172,548 shares; and Mr. Vieira purchased 172,548 shares of common stock. Under his executive employment agreement, Mr. Johnson also received the right to purchase, for $0.07 per share, certain shares of common stock that were reserved for issuance to senior management in June 1994, and that remained unissued at the time of Global's initial public offering. In March 1998, Mr. Johnson exercised this right in full and purchased 9,026 shares of Global's common stock. Each executive employment agreement gives Global the right to repurchase some of the Global common stock purchased by the executive under the agreement under certain circumstances relating to the termination of his employment. The repurchase price Global would pay equals the executive's purchase price. Global's right of repurchase under the executive agreements generally terminates with respect to 20% of the shares subject to vesting for each year of service since the date of the agreement.

Retirement Savings Plan

  Global maintains a 401(k) savings plan that is intended to be a qualified retirement plan under the Internal Revenue Code. Generally, all of Global's employees who work at least 1,000 hours per year and are at least 21 years of age are eligible to participate in the plan. They may enter the plan at the first calendar quarter following their original employment date; at this point participants may make salary deferral contributions to the savings plan, subject to the limitations imposed by the Internal Revenue Code, with no company match. Global may make discretionary matching contributions after participants have completed one year of service, beginning at the next calendar quarter after a participant's one year anniversary. Participants' contributions may be invested in any of several investment alternatives including a fund that invests solely in shares of Global's common stock. Participants become vested in Global's contributions according to a graduated vesting schedule based upon length of service with Global.

1998 Stock Option and Incentive Plan

  Global has adopted the 1998 Stock Option and Incentive Plan, which authorizes the issuance of up to 1,820,000 shares of Global's common stock pursuant to stock options, restricted stock or restricted stock units granted to directors, officers and employees of and consultants and advisors to Global. No more than 600,000 shares may be issued under the stock plan as restricted stock or as restricted stock units, and the maximum number of options that may be granted, and the maximum number of shares of restricted stock or shares represented by restricted stock units that may be awarded, under the stock plan to any eligible employee or consultant during any calendar year is 400,000.

  The stock option and incentive plan is administered by the compensation committee of the board of directors. Subject to limitations set forth in the plan, the compensation committee determines to whom options, restricted stock and restricted stock units are granted, the term, exercise price (which may not be less than the fair market value of underlying shares on the date of grant), and vesting schedules of options, the rate at which options may be exercised, and the conditions to vesting of awards of restricted stock and restricted stock units. The maximum term of options granted under the stock plan is ten years and the exercise price may be payable in cash or, if permitted by the applicable option agreement, in common stock or a combination of cash and common stock or by cashless exercise using a broker acceptable to Global.

  As of June 17, 1999, 1,271,300 shares of Global's common stock were subject to options outstanding under the stock option and incentive plan, at exercise prices ranging from $12.00 to $15.25 per share. All of these options are subject to vesting requirements based on continued employment, at a rate of 20% per year. In addition to options outstanding under the plan, 10,000 shares of Global's common stock are issuable upon the exercise of an option granted to Mr. Patrone outside the plan. This option is exercisable at a price of $12.00 per share and vests at a rate of 20% per year.

  Notwithstanding anything to the contrary set forth in any of Global's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission, including this Proxy Statement, in whole or in part, the following Performance Graph and Report on Executive Compensation shall not be incorporated by reference into any such filings.

                               PERFORMANCE GRAPH

  The following graph presents a comparison of the cumulative total return on Global's Common Stock with the Russell 2000 Index and an Office Equipment Peer Group Index. The Office Equipment Peer Group Index is comprised of Global, Danka Business Systems PLC, IKON Office Solutions, Inc. and Xerox Corporation. This graph assumes that $100 was invested at the time of Global's initial public offering, on June 17, 1998, in Global's Common Stock and in the other indices, and that all dividends were reinvested and are weighted on a market capitalization basis at the time of each reported data point. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.
                             [GRAPH APPEARS HERE]

                             Global Imaging    Russell      Office Equip
                             Systems           2000 Index   Peer Group
                             --------------    ----------   ------------
 6/17/98                          100             100          100
 6/30/98                          121             103          103
 9/30/98                          103              82           87
12/31/98                          210              95          122
 3/31/99                          115              90          109
* Office Equipment Peer Group includes: Global, Danka Business Systems PLC, IKON Office Solutions, Inc. and Xerox Corporation.

                       REPORT ON EXECUTIVE COMPENSATION

  This report outlines how the Board of Directors and the Compensation Committee (the "Committee") of the Board of Directors determined 1999 compensation levels for Global's executive officers, including the named executive officers. The Committee, which is composed entirely of non-employee directors, is currently responsible for all aspects of Global's officer compensation programs and some aspects of non-officer compensation, and works closely with the entire Board in the execution of its duties. During the fiscal year ended March 31, 1999, the Committee was responsible for all aspects of Global's officer compensation programs except for the approval of stock option grants to executive officers under the 1998 Stock Option and Incentive Plan, which was the responsibility of the full Board of Directors. Generally, responsibility for granting awards of options under the 1998 Stock Option and Incentive Plan has been delegated to the Committee.

  Overview and Philosophy. The Board of Directors and the Committee strive to ensure that Global's compensation programs serve to motivate and retain executive officers and therefore to serve the best interests of Global and its stockholders. The Committee's philosophy relating to executive compensation is to attract and retain highly qualified people at industry competitive salaries, and to link the financial interests of Global's senior management to those of Global's stockholders. The Committee seeks to attain the goal of linking the interests of management with those of the stockholders, by linking a substantial portion of each executive's compensation to the achievement of certain defined operational and financial objectives adopted annually by the Board of Directors.

  Global's compensation structure has three general components: (i) base salary, (ii) annual cash bonuses and (iii) stock options.

  Base Salary. In the first quarter of each fiscal year, the Committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, salary levels for Global's executive officers and certain other senior managers. The Committee generally seeks to establish base salaries within the range of salaries paid to similarly situated executives by other companies in the office imaging systems industry. Generally, within this range, the salaries are determined subjectively, with the intent of reflecting past and expected future performance, responsibilities and contributions of the individual senior executive or manager, as well as Global's overall growth and profitability.

  Annual Cash Incentive Bonus. Under Global's incentive bonus plan for the fiscal year ended March 31, 1999, the Chief Executive Officer was eligible to receive a bonus of up to 50 percent of base salary. Executive officers were eligible to receive annual bonuses of up to 50 percent of base salary based on individual and overall Company financial and operational performance. In April 1998, the Committee reviewed both Global and individual core company performance goals recommended by management for purposes of fiscal 1999 bonus opportunities. Financial goals included achievement of target levels with respect to revenues, operating income, earnings, asset management performance and acquisitions, with emphasis placed on earnings and revenues. Operational goals included internal revenue growth, operating income growth, asset management, new product initiatives, and the completion of certain corporate transactions, including strategic acquisitions. In determining the Chief Executive Officer's annual cash bonus, the Committee also reviews Global's overall performance as well as specific personal objectives.

  Informally during the fiscal year and formally in April 1999, the Chief Executive Officer evaluated Global's and the individual core companies' performance against the established goals, and presented his evaluation, together with his reasoning and recommended bonus payment percentages. The Committee then determined, based on the recommendations of the Chief Executive Officer and other members of management and certain other factors the Committee considered relevant, the percentage of base salary to be awarded as a bonus to each executive officer. In addition, the Committee established a bonus pool for other senior managers. The Committee concluded that Global achieved substantial success in meeting its operational goals in fiscal 1999. The total bonus percentage awarded to each of the senior executives, including the Chief Executive Officer, was 100 percent of the target bonus amount, or 50 percent of annual base salary.

  Stock Options. The Board of Directors and the Committee believe that the award of stock options provides meaningful long-term incentives that are directly related to the enhancement of stockholder value. Under the 1998 Stock Option and Incentive Plan, stock options are granted at an exercise price equal to the closing price of Global's Common Stock on the date of the grant and generally vest over a five-year period. Therefore, the value of the grant to the recipient is directly related to an increase in the price of Global's Common Stock. In the fiscal year ended March 31, 1999, the Board of Directors approved grants to executive officers. In addition, stock option grants occasionally may be awarded throughout the year to the senior management of acquired businesses. The number of stock options granted to each individual is determined subjectively based on a number of factors, including the individual's degree of responsibility, general level of performance by Global and its core companies, ability to affect future Company performance, salary level and recent noteworthy achievements. Stock option awards are intended to incentivize employees to work towards achieving operational and financial goals that management believes will ultimately be reflected in stock value.

  Chief Executive Compensation. Based on the Committee's review of the Chief Executive Officer's performance, the overall performance of Global and compensation levels for comparable positions in the industry, the Committee authorized a merit increase of $25,000 in Mr. Johnson's annual base salary from $225,000 in 1998 to $250,000 effective April 1, 1998. Mr. Johnson also received $12,000 for certain perquisites. The Committee maintained the Chief Executive Officer's target bonus percentage at 50 percent of base salary for fiscal 1999. The total bonus percentage awarded the Chief Executive Officer under the Company's bonus plan in fiscal 1999 was 100 percent of target, or 50 percent of his base salary. As discussed above under "Annual Cash Incentive Bonus," the Committee considered specific personal objectives of the Chief Executive Officer as well as overall Global performance. The personal objectives for the Chief Executive Officer in 1999 included management goals with respect to the operations of Global's core companies, the achievement of certain financial and operational goals, including acquisitions, and the achievement of objectives with respect to revenues and earnings. Mr. Johnson received a grant of 250 stock options in June 1998, as part of a program that granted 250 options to certain employees of Global.

  The foregoing report has been furnished by the Board of Directors:

  Carl D. Thoma (Chairman)             Edward N. Patrone
  William C. Kessinger                 L. Neal Berney
  Thomas S. Johnson                    Bruce D. Gorchow

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

  None of the four members of the compensation committee is an employee of Global. Each member of the compensation committee other than Mr. Patrone is affiliated with an entity that has engaged in certain transactions with Global since the beginning of the fiscal year ended March 31, 1999. See "Voting Securities and Principal Holders Thereof." Two members of Global's Board of Directors who are not members of the Compensation Committee--Thomas S. Johnson and L. Neal Berney--are President and Chief Executive Officer of Global and of its subsidiary, Berney, Inc., respectively.

Acquisition of Capitol Office Solutions, Inc.

  On December 21, 1998, and effective as of December 1, 1998, Global purchased all of the issued and outstanding stock of Capitol Office Solutions, Inc., a dealer in the office imaging solutions industry in the metropolitan Washington, D.C. area. As described below, prior to its acquisition by Global, Capitol was two-thirds owned by Global's principal stockholders and members of Global's management. Global paid the sellers a total purchase price of $46.4 million in cash, plus 612,455 shares of Global's common stock. The terms of the acquisition and purchase price were reviewed by outside financial and legal advisors retained by Mr. Patrone, Global's sole disinterested director. The board of directors approved the transaction after receiving a fairness opinion on the purchase price issued by the outside financial advisor.

  The table below sets forth the cash and common stock that certain Global directors, officers and principal stockholders received in connection with the acquisition.

 Name                       Affiliation with Global     Cash Payment Shares
 ----                       -----------------------     ------------ -------
 Golder, Thoma, Cressey, Principal stockholder and      $13,335,478  537,611
  Rauner Fund IV         majority holder prior to the
                         initial public offering

 Jackson National Life   Principal stockholder            2,448,889      --
  Insurance Company

 Thomas Johnson          President, Chief Executive         560,509   22,596
                         Officer and Director

 Raymond Schilling       Senior Vice President, Chief       323,207   13,029
                         Financial Officer, Secretary
                         and Treasurer

 Michael Mueller         Senior Vice President, Chief       261,115   10,526
                         Operating Officer

 Alfred Vieira           Vice President--Service            256,461   10,338

 Todd S. Johnson         Vice President--Acquisitions         4,552      --

 Neal Berney             Director                           104,732    4,222

  Carl Thoma, William Kessinger and Bruce Gorchow did not participate directly in the Capitol acquisition, but they are associated with the two principal stockholders. Carl Thoma and William Kessinger are Principals of Golder, Thoma, Cressey, Rauner, Inc., the general partner of Golder, Thoma, Cressey, Rauner Fund IV's general partner. Bruce Gorchow is Executive Vice President of PPM America, Inc., the exclusive investment advisor to Jackson National Life Insurance Company.

  Golder, Thoma, Cressey, Rauner Fund IV, certain other Global stockholders and other members of Global's management initially acquired two thirds of the outstanding stock of Capitol in June 1997. Golder, Thoma, Cressey, Rauner, Inc. paid $4,758,393 for its Capitol stock; Jackson National Life Insurance Company paid $495,486 for its Capital stock; Mr. Berney, a director of Global, paid $37,370 for his Capital stock and Todd S. Johnson, an executive officer of Global, paid $921 for his Capital stock. In addition, Mr. Thomas Johnson, Global's President and Chief Executive Officer and a director of Global, and Raymond Schilling, Michael Mueller, and Alfred Vieira, executive officers of Global borrowed from Global on competitive terms $200,000, $115,324, $93,169 and $91,507, respectively, to finance their acquisition of Capitol stock. The loans were evidenced by promissory notes, which bore interest at an annual rate of 8.0% payable at maturity and were designated to mature on June 30, 2000. All of the Global executives subsequently repaid their promissory notes with proceeds from Global's acquisition of Capitol. Jackson National Life Insurance Company also extended a $30 million line of credit in connection with the purchase of Capitol stock by Golder, Thoma, Cressey, Rauner Fund IV, which Capitol paid off and retired as part of Global's subsequent acquisition of Capitol stock.

  Global and Capitol entered into a consulting agreement dated as of June 30, 1997 pursuant to which Global provided management consulting and advisory services to Capitol. Under the Capitol consulting agreement, Global received an annual management fee of $150,000, plus reimbursement of reasonable out-of-pocket expenses and interest on accrued but unpaid fees. From April 1, 1998 through November 30, 1998, $100,000 in management fees had accrued pursuant to the Capitol consulting agreement. By agreement of Global and Capitol, this agreement terminated upon Global's acquisition of Capitol.

Founding Agreements

  Global was founded in June 1994 by Thomas Johnson and Golder, Thoma, Cressey, Rauner Fund IV. In connection with the formation of Global, Thomas Johnson, Raymond Schilling, the Golder, Thoma, Cressey, Rauner Fund IV and Global entered into various agreements relating to the management and ownership of Global. These agreements include an equity purchase agreement, a registration agreement, a stockholders agreement, and a consulting agreement. A number of these agreements were amended subsequent to June 1994 to, among other things, add additional stockholders as parties and to reflect the transactions described below. Substantially all of the provisions of these agreements, with the exception of the registration agreement, terminated upon completion of Global's initial public offering in June 1998.

  Global and its pre-initial public offering stockholders entered into a stockholders agreement, dated as of June 9, 1994, which, as amended, (1) provided for the designation of three directors of Global by Golder, Thoma, Cressey, Rauner Fund IV, one director by Jackson National Life Insurance Company and for the remainder of the board to consist of Global's chief executive officer, (2) imposed certain restrictions on the transfer of Global's stock, (3) required Global's stockholders to take all necessary or desirable actions in connection with an initial public offering of Global approved by Golder, Thoma, Cressey, Rauner Fund IV, including approving any amendment to Global's certificate of incorporation to provide for conversion of shares of Class A common stock into common stock in the event that not all shares of Class A common stock would be redeemed for cash, or any other recapitalization advised by the underwriters and consistent with the terms of Global's certificate of incorporation, (4) required Global to offer to sell shares to the stockholders under certain circumstances upon authorization of an issuance or sale of additional shares, and (5) granted certain stockholders certain participation rights in connection with a sale of shares by other stockholders. The stockholders agreement terminated prior to the closing of Global's initial public offering.

Transactions with Jackson National Life Insurance Company

  In June 1998, Global paid down the outstanding balance of its credit facility from Jackson National Life Insurance Company by approximately $31.5 million principally with proceeds from Global's initial public offering. In July 1998, Global paid off the remaining balance of $65.8 million under the Jackson National Life Insurance Company credit facility with funds borrowed under a replacement senior credit facility from First Union National Bank.

Additional Loans to Management

  In connection with Mr. Schilling's relocation to Tampa, Global loaned Mr. Schilling $35,000 pursuant to a promissory note, dated September 28, 1995, which replaced a promissory note dated October 18, 1994, for $30,000, which bore interest at 6.28% per annum. Under the terms of the note, interest and principal on Mr. Schilling's note were forgiven on September 28, 1998. Global also loaned to Mr. Mueller $11,793 in connection with his relocation to Tampa. Mr. Mueller's loan was evidenced by a promissory note dated April 17, 1995, which contained terms similar to those of Mr. Schilling's note. Interest and principal due under Mr. Mueller's note were forgiven, in accordance with the note's terms, on April 17, 1998.

Acquisition of Berney, Inc.

  In connection with Global's acquisition of Berney, Inc. in February 1995, Global entered into a lease with an entity partly owned by Mr. Berney pursuant to which Global rents space from the entity at rates Global believes are commercially competitive. This lease expires on February 29, 2000, and may be extended at the option of Global for an additional five year term. In fiscal year 1999, Berney, Inc. paid $156,000 in rent pursuant to this lease. In addition, Global leases space from the entity that Mr. Berney partly owns in another building, pursuant to a lease that became effective January 1, 1999. Under this lease, Global paid approximately $13,000 in rent in fiscal year 1999.

Other Transactions

  Todd S. Johnson, Thomas S. Johnson's son, is employed by Global. Todd S. Johnson received approximately $75,000 in salary and bonus for the fiscal year ended March 31, 1999.

  Global has entered into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. See "Executive
Compensation--Limitation of Liability and Indemnification Matters."

                             CERTAIN TRANSACTIONS

  Since the beginning of the fiscal year ended March 31, 1999, Global engaged in transactions in which certain of its directors and executive officers had a financial interest. These transactions are described above under the caption "Compensation Committee Interlocks and Insider Participation."

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The following table sets forth certain information regarding the beneficial ownership of Global's common stock as of June 17, 1999, by (1) each of Global's directors and executive officers, (2) all directors and executive officers of Global as a group, and (3) each person (or group of affiliated persons) known by Global to beneficially own more than 5% of Global's outstanding common stock.

                                                          Shares Beneficially
                                                                Owned(1)
                                                          -----------------------
Name and Address of Beneficial Owner(1)                     Number     Percent
---------------------------------------                   ------------ ----------
Golder, Thoma, Cressey, Rauner Fund IV, L.P.(2)..........    7,404,525    39.5%
Jackson National Life Insurance Company(3)...............    1,006,898     5.4%
Thomas S. Johnson(4).....................................      793,664     4.2%
Raymond Schilling(5).....................................      233,158     1.2%
Michael Mueller(6).......................................      196,164     1.0%
Alfred N. Vieira(7)......................................      191,126     1.0%
Carl D. Thoma(2).........................................    7,404,525    39.5%
Bruce D. Gorchow(3)......................................    1,006,898     5.4%
William C. Kessinger(2)..................................    7,404,525    39.5%
Neal Berney(8)...........................................      153,404       *
Todd S. Johnson(9).......................................       39,371       *
Edward N. Patrone(10)....................................        2,000       *
All directors and executive officers as a group (10
 persons)(11)............................................   10,020,310    53.5%

--------
*  Less than 1%.
(1) Unless otherwise indicated, each person has sole voting and investment power with respect to shares shown as beneficially owned by such person. For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of common stock deemed outstanding consists of 18,725,841 shares outstanding on June 17, 1999, plus the number of shares of common stock underlying stock options held by the named person that are exercisable within 60 days. Except as otherwise specified below, the address of each of the beneficial owners identified is 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624.
(2) Golder, Thoma, Cressey, Rauner, Inc. is the general partner of GTCR IV, L.P., which in turn is the general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. As a result, all three of these entities may be deemed to share voting and investment power over, and therefore to be the beneficial owners of, the shares held by Golder, Thoma, Cressey, Rauner Fund IV, L.P. Their address is 233 South Wacker Drive, Suite 6100, Chicago, Illinois 60606. Carl Thoma and William

   Kessinger, both of whom are directors of Global, are each Principals of Golder, Thoma, Cressey, Rauner, Inc. and may therefore also be deemed to beneficially own these shares by virtue of their shared voting and investment power over them. Mr. Thoma's address is c/o Thoma Cressey Equity Partners, 233 South Wacker Drive, Suite 4460, Chicago, Illinois 60606. Mr. Kessinger's address is c/o GTCR Golder, Rauner, LLC, 233 South Wacker Drive, Suite 6100, Chicago, Illinois 60606.
(3) As the exclusive investment advisor to Jackson National Life Insurance Company, PPM America, Inc. shares voting and investment power over, and therefore may be deemed to be the beneficial owner of, the shares held by Jackson National Life Insurance Company. Bruce Gorchow, a director of Global, is Executive Vice President of PPM America, Inc. and a member of its underwriting committee. Accordingly, Mr. Gorchow may be deemed to share voting and investment power over, and therefore beneficial ownership of, Jackson National Life Insurance Company's shares. The address for Jackson National Life Insurance Company, PPM America, Inc. and Mr. Gorchow is c/o PPM America, Inc., 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606.
(4) Includes 27,600 shares of common stock held of record by members of Mr. Johnson's immediate family over which Mr. Johnson has shared dispositive and sole voting power and 50 shares of common stock subject to options exercisable within 60 days.
(5) Includes 2,050 shares of common stock subject to options exercisable within 60 days.
(6) Includes 2,050 shares of common stock subject to options exercisable within 60 days.
(7) Includes 2,765 shares held by Mr. Vieira's wife over which Mr. Vieira may be deemed to share voting and investment power. Also includes 1,050 shares of common stock subject to options exercisable within 60 days.
(8) Includes 28,306 shares held by a trustee for the benefit of members of Mr. Berney's immediate family over which Mr. Berney, as co-trustee with his wife, shares voting and investing power and 8,500 shares held by the estate of Mr. Berney's father, over which Mr. Berney, as executor, has sole voting and investing power. Also includes 4,050 shares of common stock subject to options exercisable within 60 days.
(9) Includes 5,200 shares of common stock held of record by members of Mr. Todd Johnson's immediate family and 1,250 shares of common stock subject to options exercisable within 60 days.
(10) Includes 2,000 shares of common stock subject to options exercisable within 60 days. Mr. Patrone's address is 101 South Nineteenth Avenue, Longport, New Jersey 08403.
(11) See notes (2) through (10).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Global's directors and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in Common Stock. During the fiscal year ended March 31, 1999, each of Messrs. Berney, Mueller and Vieira was late in reporting one transaction in shares of Common Stock.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Global's Board of Directors and the Audit Committee of Global's Board of Directors are evaluating Global's choice of independent auditors. As a result, no independent auditors of the Company have been chosen for the fiscal year ending March 31, 2000. Ernst & Young LLP has served as Global's independent auditors since the Global's commencement of operations. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Proposals of stockholders to be presented at the 2000 Annual Meeting must be received by the Secretary of Global prior to March 12, 2000, to be considered for inclusion in Global's proxy material for the 2000 Annual Meeting of Stockholders. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal included in Global's proxy materials pursuant to SEC Rule 14a-8) must deliver the proposal so that it is received by the Secretary of Global no earlier than May 18, 2000, and no later than June 17, 2000, and must comply with the advance notice provisions and other requirements of Article 2, Section 2.2 of Global's By-laws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of Global upon request.

               VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

  Under Global's Bylaws and the Delaware General Corporation Law, shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the meeting. Accordingly, abstentions from the election of directors will not affect the election of the candidates receiving the most votes. With respect to all other proposals to come before the meeting, abstentions will have the same effect as votes against such proposal. Shares represented by brokers who are prohibited from exercising discretionary authority because the beneficial owners of such shares have not provided voting instructions (commonly referred to as "broker non-votes") will be counted as present for determining the presence of a quorum, but will not be counted for any purpose in determining whether a matter has been approved, except with respect to proposals for which such shares are deemed to be entitled to vote, in which case they will have the same effect as votes against such proposals.

  The cost of preparing, assembling, and mailing the proxy material will be borne by Global. Global will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or other regular employees of Global. No additional compensation will be paid to directors, officers or other regular employees for such services.

  Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.


                                          By Order of the Board of Directors
                                          /s/ Raymond Schilling
                                          Raymond Schilling
                                          Senior Vice President, Chief
                                           Financial
                                          Officer, Secretary and Treasurer
July 9, 1999

                          Appendix A: Form of Proxy

                         GLOBAL IMAGING SYSTEMS, INC.


                                                              THIS IS YOUR PROXY
                                                          YOUR VOTE IS IMPORTANT







                             FOLD AND DETACH HERE
--------------------------------------------------------------------------------

[X]  Please mark votes as in example.

     This proxy, when properly executed, will be voted as directed. If no direction is otherwise made, this proxy will be voted FOR proposal 1 and in the discretion of the named proxies as to any other matters properly presented at the meeting. This proxy may be revoked at any time before it is voted by delivery to Global's Secretary of either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person.

1. To elect the following nominees to the Board of Directors: Mark M. Lloyd and Edward N. Patrone

     [ ] FOR ALL     [ ]  WITHHOLD AUTHORITY   [ ]
         NOMINEES         TO VOTE FOR ALL          ------------------------
                          NOMINEES                 Instruction: to vote for
                                                   all nominees except those
                                                   indicated on the line above.


                                               MARK HERE FOR ADDRESS     [ ]
                                               CHANGE AND NOTE AT LEFT

                                               Please sign exactly as your name
                                               appears hereon. Joint owners
                                               should each sign. When signing
                                               as attorney, executor,
                                               administrator, director, or
                                               guardian, please give full title
                                               as such.


Signature:                Date:         Signature:                 Date:
          ---------------      -------            ----------------      -------

                             FOLD AND DETACH HERE
--------------------------------------------------------------------------------


                         GLOBAL IMAGING SYSTEMS, INC.

            Proxy Solicited on Behalf of the Board of Directors of Global for Annual Meeting to be held on August 16, 1999

     The undersigned, being a stockholder of Global Imaging Systems, Inc. ("Global"), hereby appoints Thomas S. Johnson and Raymond Schilling, or either of them, with full power of substitution in each, as proxies and hereby authorizes such proxies, or either of them, to represent the undersigned at the Annual Meeting of Stockholders of Global to be held at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607, on August 16, 1999, at 10:00 a.m., eastern time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the following instructions. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

     You are encouraged to specify your choice by marking the appropriate box, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your preferences unless you sign and return this card.

     Regardless of whether you plan to attend the Annual Meeting of Stockholders, please execute your proxy promptly and return it in the enclosed envelope.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE